                                                                      EXHIBIT 12

                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            (Dollars In Thousands)


                                               For the Three Months       For the Nine Months
                                                       Ended                     Ended
                                               ----------------------    ----------------------
                                                Sept. 29,   Sept. 30,     Sept. 29,   Sept. 30,
                                                  1995        1994          1995        1994
                                               ----------  ----------    ----------  ----------
Pretax earnings from continuing operations...  $  485,477  $  389,522    $1,328,569  $1,474,392

Deduct equity in undistributed net earnings
  of unconsolidated subsidiaries.............           -      (3,218)            -     (15,666)
                                               ----------  ----------    ----------  ----------

Total pretax earnings from continuing
  operations.................................     485,477     386,304     1,328,569   1,458,726
                                               ----------  ----------    ----------  ----------

Add:

 Fixed charges

   Interest (A)..............................   2,746,297   2,223,203     8,559,298   6,198,030

   Other (B).................................      36,334      33,300       105,302     104,043
                                               ----------  ----------    ----------  ----------

  Total fixed charges........................   2,782,631   2,256,503     8,664,600   6,302,073
                                               ----------  ----------    ----------  ----------

  Preferred stock dividend requirements......      19,016       2,887        58,402       7,921
                                               ----------  ----------    ----------  ----------

  Total combined fixed charges and
    preferred stock dividends.................  2,801,647   2,259,390     8,723,002   6,309,994
                                               ----------  ----------    ----------  ----------

Pretax earnings before fixed charges.........  $3,268,108  $2,642,807   $ 9,993,169  $7,760,799
                                               ==========  ==========    ==========  ==========

Pretax earnings before combined fixed
  charges and preferred stock dividends......  $3,287,124  $2,645,694   $10,051,571  $7,768,720
                                               ==========  ==========    ==========  ==========

Ratio of earnings to fixed charges...........        1.17        1.17          1.15        1.23
                                               ==========  ==========    ==========  ==========

Ratio of earnings to combined fixed charges
  and preferred stock dividends..............        1.17        1.17          1.15        1.23
                                               ==========  ==========    ==========  ==========


(A) There was no capitalized interest for the 1995 and 1994 periods.

(B) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.

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